Exhibit 99.1

Willis Lease Finance Corporation Power to Spare — Worldwide®

NEWS RELEASE

Willis Lease and FLYdocs Spearheading Development of Blockchain Powered Aviation Records Platform

COCONUT CREEK, FL — February 20, 2019 — Willis Lease Finance Corporation (WLFC) and FLYdocs have joined forces to develop a pilot program demonstrating the use of blockchain technology on an open source data sharing platform for aircraft, engine and component records.

The two powerhouses are engaging in what they anticipate will be widely regarded as a pioneering move in the digital transformation of the aviation industry. Blockchain has already established a reputation in the financial sector as the core technology underpinning virtual currencies such as Bitcoin, and this initiative between WLFC and FLYdocs seeks to explore similar benefits within aviation. The cutting-edge development attempts to be the first real use of a blockchain and artificial intelligence (AI) solution for managing commercial aircraft, engines and component transitions.

The sharing economy created by this new cloud-based platform would present an opportunity to decentralize data exchange, eliminate silos and create a transparent environment for collaboration, with added value distribution for airlines, industry partners, vendors, manufacturers and regulators. Users of the platform can expect reduced friction in the transfer of assets, purchases, leases and sales of aircraft. An added benefit of this collaborative ecosystem will be the provision of anonymity in the data, allowing for complete trust between users, so they drive their own big data analysis initiatives rather than relying on the OEM or third-parties.

Charles F Willis, Chairman & CEO of WLFC, noted: “The fundamental goal of this pilot project is to provide increased data integrity, record immutability and security to the aviation industry. Blockchain and its associated technologies will cultivate a marketplace for the sharing of technical and performance information in a cost-efficient and transparent way. Although Willis Lease and FLYdocs are acting as the architects for the development of this communal platform, users will be able to access the wealth of data and resources autonomously.”

Andre Fischer, CEO of FLYdocs also commented: “The immediate value proposition for airlines will be the reduction in working hours that are typically required to comply with lease and ownership transitions. Even more interesting, however, are the analytical implications of having consistent, shared and protected data anonymously presented on a common platform and available to airlines at no cost. While airlines remain in control, it provides them with a wider choice between competing solutions as the anticipated open platform environment will enhance competition of data analytics. I expect airlines and data analysts to use this disruptive technology to drive significant efficiency gains in the maintenance, safety and aircraft security within the industry over the next decade.”

The new platform will have significant potential to change the way data is shared and driven within the aviation sector. WLFC and FLYdocs will, therefore, be extending an invitation to technology partners to join the pilot project. The pilot is already utilizing the expertise of Microsoft Gold Cloud Partner and One-Tier Cloud Service Provider, United Data Technologies and might open up to more partners as the development moves forward. Participation in the project may include benefits such as complimentary use of services, influencing the product roadmap and being a part of an innovative initiative that could change the face of aviation.

About Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary Willis Asset Management, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

About FLYdocs

FLYdocs is the world’s most advanced aircraft data and records management platform. The FLYdocs Big Data solution is utilized by airlines and lessors worldwide to efficiently manage assets, data and records in real time to transition assets at sale or end of lease on-time in a fully paperless way.

The FLYdocs system is underpinned by an aggressive software development program which has new modules available for customers including Project Management, FLYsign Digital Sign-off [with electronic workflows], Authorizations & Training Records Management and the FLYdocs integrated electronic documentation and authoring system.

FLYdocs provides aircraft records management software, related outsourcing solutions and technical aviation services. It has 250 employees and is headquartered in Tamworth, Staffordshire, UK, with offices in India, Philippines, China and the US.

For more information please contact:

Willis Lease Finance Corporation

Scott B. Flaherty
Chief Financial Officer
(415) 408-4700

FLYdocs

Nomsa Sibanda

Marketing Manager

FLYdocs

Email: nomsa.sibanda@flydocs.aero

Telephone: +44 (0) 1827 289 186

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.